Exhibit 99.p.3

Code of Ethics of Aberdeen Fund Distributors, LLC

Aberdeen Fund Distributors, LLC has adopted the Code of Ethics of Aberdeen Asset Management Inc., Aberdeen Asset Management Limited, Aberdeen Asset Management Asia Limited and Aberdeen Asset Management Investment Services Limited (the “Aberdeen Code of Ethics”).

* The Aberdeen Code of Ethics is incorporated by reference as an exhibit to Item 28 to this Post-Effective Amendment of the Aberdeen Funds’ registration statement.